Credit Card Refinancing Program
Application / Promissory Note
THIS IS A CONSUMER CREDIT TRANSACTION
1. Applicant Information
Full Name (First/Middle/Last)
Social Security #			Home Ownership Own Rent
Date of Birth (mm/dd/yyyy)	/	/	Monthly Housing Payment $
Permanent Address 1			Loan Amount Requested (Min: $2,500; Max: $30,000) $
Permanent Address 2			Employer Name
City	State	Zip Code	Title
Phone Number[1] ( )			Employer Address
Email Address[1]			Employer Phone Number ( )
Highest Degree Completed			Annual Gross Income[2] $
School Name			Have you had credit granted under any other name? Yes No
Citizenship Status U.S. Citizen Permanent Resident Other			If yes, please list other name(s)
Alien ID Number			Are you currently a resident or fellow? Resident Fellow N/A
For Wisconsin Residents Only:	Married Not Married		Residency/Fellowship End Date (mm/dd/yyyy) / /
If you are a married Wisconsin resident, please complete the spouse information below.
Spouse Full Name			Residency/Fellowship Hospital
Spouse Address			Specialty

1By providing this information, you authorize GL Beyond Income Fund and its agents to contact you at the provided phone number and email address to communicate about the Application, Promissory Note and the Loan, to discuss your interest in our services, and to service your account with us, including to collect any amounts you owe us (if applicable). If you provide a cell or mobile phone number as your phone number, you authorize GL Beyond Income Fund and its agents to make such calls using an automatic dialing system, a prerecorded message, or an artificial voice.

2Alimony, child support or separate maintenance payments need not be revealed if you do not wish to have it considered as a basis for repaying this obligation. At Applicant’s option, these amounts may be included in Annual Gross Income, but details of that income will have to be provided.

2. Applicant Certification and Signature

By providing my signature below, I acknowledge that: (a) I am applying for the Credit Card Refinancing Program (the "Loan") from GL Beyond Income Fund (GL) (the "Lender"), (b) I have read and understand the information contained in this application (the "Application") and the attached promissory note (the "Note") and (c) I understand that this Loan is intended to refinance some or all of my existing credit card debt. I declare that the information provided in connection with my application for this Loan is true and complete to the best of my knowledge and belief. I understand and agree that GL may obtain a consumer credit report in connection with this Application and in connection with any updates, renewals or extensions of any credit as a result of this application. Promise to pay: I promise to pay the Lender or any other holder of this loan all sums disbursed under the terms of the Note, plus interest and all other fees, charges, and costs that may become due. The terms and conditions set forth in the Note constitute the entire agreement between us.

By providing my signature below, (i) I authorize the lender, any assignee of the lender, and any guarantor of this Loan to investigate my creditworthiness, to obtain consumer reports from consumer reporting agencies, from time to time, and to furnish information concerning this loan to consumer reporting agencies and other persons who may legally receive such information and (ii) I agree that you may investigate any information that I supply in order to confirm my eligibility for this Loan. (iii) I acknowledge that if I do not authorize you to investigate my creditworthiness, you will not be able to process my application.

CAUTION – IT IS IMPORTANT THAT YOU THOROUGHLY READ THE CONTRACT BEFORE YOU SIGN IT.

NOTICE TO CUSTOMER:

(a)	DO NOT SIGN THIS APPLICATION/PROMISSORY NOTE BEFORE YOU READ THE WRITING ON THE FOLLOWING PAGES, EVEN IF OTHERWISE ADVISED.
(b)	DO NOT SIGN THIS APPLICATION/PROMISSORY NOTE IF IT CONTAINS ANY BLANK SPACES.
(c)	YOU ARE ENTITLED TO AN EXACT COPY OF ANY AGREEMENT YOU SIGN.
(d)	YOU HAVE THE RIGHT AT ANY TIME TO PAY IN ADVANCE THE UNPAID BALANCE UNDER THIS AGREEMENT AND YOU MAY BE ENTITLED TO A PARTIAL, REFUND OF THE FINANCE

CHARGE.

Please keep a copy of your Application and Promissory Note for your records.

If you choose not to electronically sign this Application and Promissory Note, please sign and return to:

GL Beyond Income Fund, 400 Fifth Avenue, 6th Floor, Waltham, MA 02451 | fax: 781.996.3114

____________________________________________________________________________________________________________________________ GL CREDIT CARD REFINANCING PROMISSORY NOTE - TERMS AND CONDITIONS

This Promissory Note applies to, and is a part of, my Application. My signature on the Application certifies that I have read, understand, and agree to this Promissory Note. In this Promissory Note, except as otherwise indicated, the words “I,” “me,” “my,” and “mine” mean the Borrower. The words “you,” “your,” “yours,” and “Lender” mean GL Beyond Income Fund (GL), Wilmington, Delaware, its successors and assigns, and any other holder of my Loan. See Section O below for an important Arbitration Agreement, including a notice regarding the right to reject arbitration. See Section P below for important federal law and important state law notices.

A.	PROMISE TO PAY
1.	I promise to pay you, or a subsequent holder, the sum of the total principal sum of the Loan that is disbursed for my benefit (together the “Final Loan Amount”); and as set forth in this Promissory Note, interest on the Final Loan Amount; interest on any unpaid accrued interest added to the Final Loan Amount; late charges; reasonable costs of collection and attorney’s fees; and other fees, charges and costs as provided in this Promissory Note. 2. The proceeds of this Loan will be used to consolidate credit card balances that I currently owe to other creditors.

B.	IMPORTANT – READ THIS CAREFULLY
1.	By completing and signing the Application, and submitting it to you, either directly or through some other person, I am requesting that you make a Loan to me on the terms described in this Promissory Note and in an amount equal to all or part of the Loan Amount Requested. When you receive my Application, you are not agreeing to lend me money. You have the right not to make a Loan, to lend an amount less than the Loan Amount Requested, based on my eligibility at the time I make my request, and to cancel any disbursement at any time if I am in default of this Agreement or if I am no longer eligible for the Loan. If you decide to make a Loan to me, you will electronically transfer the Loan funds to me provided that I have signed an authorization to receive funds electronically from you and to make monthly payments to you by auto-debit.

2. HOW I AGREE TO THE TERMS OF THIS LOAN. If you agree to make a Loan to me, you will send me a Disclosure Statement under the Federal Truth in Lending Act. The Disclosure Statement will tell me the total amount of my Loan, my interest rate, and other important loan terms. The Disclosure Statement is incorporated herein by this reference. My contractual obligation on this Promissory Note will begin when loan proceeds are disbursed to me. I will promptly review the Disclosure Statement and notify you in writing if I have any questions. To the extent any information in the Disclosure Statement conflicts with the information on this Promissory Note, the information in the Disclosure Statement governs. I will show my agreement to the terms of the Loan as set forth in this Promissory Note and the Disclosure Statement by accepting the loan proceeds that you disburse to me and not cancelling my Loan within the period specified in Section C, below.

C. CANCELLATION

To cancel this Loan after loan proceeds have been disbursed to me, I must give you a written cancellation notice within thirty days of receiving the Disclosure Statement and ensure that any loan disbursements that you have made to me are returned to you in full by check within such thirty day period. If the loan is cancelled in accordance with this section C, you will not charge me any interest for the Loan.

D.	DEFINITIONS

1. “Application” means the Application, whether in paper or electronic form, which incorporates this Promissory Note, by which I request that you make a Loan to me, and agree to repay any Loan that you make on the terms set forth in this Promissory Note.

2. “Disclosure Statement” means the closed-end consumer credit disclosure statement as required by the federal Truth in Lending Act that is provided to me prior to consummation of my Loan.

3. “Capitalized Interest” means accrued and unpaid interest that you add to the principal balance of a Loan.

4. “Disbursement Date” means the date you issue money on my behalf to the creditors of my existing credit card balances.

5. “Loan” means all sums disbursed to me electronically on the Disbursement Date, all amounts added to the principal balance, and all interest and other amounts due as provided in this Promissory Note.

6. “Loan Amount Requested” means the dollar amount of the Loan requested by me in my Application.

7. “Note” means this Promissory Note setting the terms applicable to my Loan. The Term “Note” also includes the Application and the Disclosure Statement relating to the Loan I obtain subject to the terms of this Note, unless otherwise provided.

8. “Repayment Period” means the period beginning on the First Disbursement Date and continuing for sixty (60) months.

E.	INTEREST
1.	Accrual – Interest will begin to accrue as of the Disbursement

Date on the principal amount of the Loan outstanding. Interest will be calculated on a daily simple interest basis, according to the outstanding principal balance each day during the term of the Loan. The daily interest rate will be equal to the annual interest rate in effect on that day, divided by the actual number of days in that calendar year.

2. Interest Rate – The Interest Rate will be equal to the Current Index, plus a margin (the “Margin”) as calculated according to the loan program rules and as disclosed to the Borrower on my Final Disclosure Statement (the “Variable Rate”). The Interest Rate will change monthly on the first day of each month (the “Change Date(s)”) if the Current Index changes. The “Current Index” for any calendar month beginning on a Change Date (or for any shorter period beginning on the Disbursement Date and ending on the first Change Date) is the 1-month London Interbank Offered Rate (“LIBOR”) published by The Wall Street Journal on the 20th day (or the next business day if the 20th day is not a business day) of the prior month immediately preceding each Change Date. You may round the Current Index higher to two decimal places. For example, 15.755% will be rounded to 15.76%. (This is an example and may not reflect the actual LIBOR.) LIBOR is the British Banker’s Association average of interbank offered rates for dollar deposits in the London market on quotations at 16 major banks. LIBOR is only a pricing index and is not necessarily the lowest interest rate index used by you or any other lender. If LIBOR is no longer available or if in your reasonable judgment LIBOR loses its status as a benchmark index for consumer loans, you will choose a comparable index.

3. Capitalization – I agree that you may at your option, add all accrued and unpaid interest to the Final Loan Amount (“capitalized interest”) at the end of any authorized period of Deferment. In all cases, the sum is thereafter considered the Final Loan Amount and interest will accrue on this new Final Loan Amount. In addition, to the extent permitted by applicable law, if I am in default on my Loan, you may, at your option, add all accrued and unpaid interest and any unpaid late charges to the principal balance of my Loan upon such default. Thereafter, interest will accrue on the new principal balance.

F.	TERMS OF REPAYMENT
1.	Repayment Period – The Repayment Period will begin on the

first Disbursement Date and will continue for the period specified in the Disclosure Statement which shall be sixty (60) months. The amounts shown on my monthly statements will be consecutive monthly installments of principal and interest calculated each Change Date to equal the amount necessary to amortize the unpaid principal balance (including any Capitalized Interest) of my Loan (as of the date of calculation) in equal monthly installments of principal

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and interest at the Variable Rate then in effect over the number of months remaining in the Repayment Period, unless I have received a deferment as provided in paragraph H, in which case principal and interest payment will be deferred until the expiration of the Deferment Period, followed by payment of principal and interest as described above for the number of months remaining in the Repayment Period. Notwithstanding the preceding sentence, you will recalculate the principal and interest payment necessary to amortize the unpaid principal balance of the Loan during the Variable Rate Period only in the event that there is an increase in the Current Index on a Change Date. In the event that the Current Index decreases on a Change Date, I agree that you will not recalculate my monthly payment. You will send me monthly statements electronically (showing total Loan amount and the amount of my monthly payment that is due). I will make monthly payments in the amounts and no later than the payment due dates shown on my electronic billing statements until I have paid all of the principal and interest and any other charges I may owe on my Loan.

2. Repayment Options – In the event that I experience a financial or other hardship and am unable to make my regular monthly payments, I may request interest only payments for a period up to a maximum of one year, after which I shall resume making full monthly payments of principal and interest in amounts sufficient to pay off all of the principal and interest and any other charges I may owe on my Loan in the remaining period of the Repayment Period. Requests for interest only payments for up to one year must be submitted in accordance with your reasonable procedures and requirements, and the decision to grant my request shall be solely at your discretion.

3. Amounts Owing at the End of the Repayment Period – Since interest accrues daily upon the unpaid principal balance of my Loan, if I make payments after my payment due dates, I may owe additional interest. If I have not paid my late charges or other fees and charges, I will also owe additional amounts for those fees and charges. In such cases you will increase the amount of my last monthly payment to the amount necessary to repay my Loan in full.

4. Application of Payments – To the extent permitted by applicable law, payments will be applied first to fees and charges (including late fees), then to accrued interest to the date payment is received, and then any remainder to the principal balance of my Loan.

5. Other Charges – If any part of a monthly payment, other than late charges assessed on a prior monthly payment, remains unpaid for a period of more than 15 days after the payment due date, I will pay a late fee not exceeding (the lesser of) $5.00 or 4% of the overdue payment amount. I will also pay an NSF Fee of $10.00 for each payment on my Loan returned for any reason, including (but not limited to) insufficient funds or stop payment orders.

G.	RIGHT TO PREPAY
I	have the right to prepay all or any part of any Loan at any time without penalty. Any partial payment will be credited against my Loan Balance as described in Paragraph F.4.

H. DEFERMENT

You may give me a deferment at your discretion if I am temporarily unable to make my scheduled loan payments for reasons including, but not limited to: financial hardship or illness, or if I am called to active duty in the U.S. Armed Forces. During any period of deferment, regularly scheduled payments of principal and interest on my Loan may be deferred. I understand that I will remain responsible for all interest accruing during any period of deferment and that you may add any interest that I do not pay during any deferment or forbearance period to the principal balance as described in Paragraph E.3. I understand that my Repayment Period as defined in Paragraph D.8 is inclusive of any deferment periods unless prohibited by applicable law. Deferment will be limited to an aggregate of three months during the term of my Loan.

I. COLLECTION COSTS

Unless prohibited by applicable law, I agree to pay you all amounts, including reasonable attorneys’ fees, and collection agency, court and other collection costs that you incur in collecting or enforcing the terms of my Loan (collectively, “Collection Costs”). The Collection Costs that I agree to pay may also include fees and costs incurred in connection with any appellate or bankruptcy proceedings.

J. DEFAULT

To the extent permitted by applicable law, I will be in default and you have the right to cancel any scheduled Loan disbursement not yet made and to give me notice that the whole outstanding principal balance, accrued interest, and all other amounts payable to you under this Note, are due and payable at once (subject to any applicable law which may give me a right to cure my default) if: (1) I fail to make any monthly payment to you within thirty days of its due date; or (2) I fail to notify you in writing of a change in my name, address or telephone number within 10 days after a change occurs; or (3) I become the subject of proceedings under the United States Bankruptcy Code or assign my assets for the benefit of my creditors; or (4) I die, or (5) I break any of my other promises in my Application or this Note; or (6) I make any false, misleading or materially incomplete statement in applying for this Loan, or to you at any time during the Repayment Period; or (7) I am declared legally incompetent or incapacitated. If I default, you may add all accrued and unpaid interest and other amounts to the principal balance of my Loan upon such default as described in Paragraph E.3. If I default, I will be required to pay interest on this Loan accruing after default at the same rate of interest applicable to this Loan prior to my default.

K.	NOTICES
1.	I will send written notice to you within ten days after any change in my name, address, e-mail address, telephone number or employment status. I will send such written notice to GL Beyond Income Fund, 400 Fifth Ave, 6th Floor, Waltham, MA 02451, or any future address you provide to me.

2. Any notice required to be given to me by you will be effective when mailed by first class mail to the latest address you have for me, or when transmitted by electronic communication to the latest e-mail address you have for me.

L.	CREDIT REPORTING AND INFORMATION SHARING
1.	You may report information about my account to credit

bureaus. Late payments, missed payments or other defaults in my account may be reflected in my credit report.

2. I understand that the reporting of information about my account to credit reporting agencies may adversely affect my credit rating and my ability to get other credit.

M.	ADDITIONAL AGREEMENTS
1.	I understand that you are located in Delaware and that my

Application will be entered into the same state. CONSEQUENTLY, UNLESS PROHIBITED BY APPLICABLE LAW, THE PROVISIONS OF MY LOAN, INCLUDING THIS NOTE, WILL BE GOVERNED BY FEDERAL LAW AND DELAWARE LAW, WITHOUT REGARD TO CONFLICT OF LAW RULES. Section O (Arbitration Agreement) is governed by the Federal Arbitration Act and not by any state law governing arbitration.

2. I agree to update the information on my Application whenever you ask me to do so.

3. Except as otherwise provided herein, my responsibility for paying my Loan is unaffected by the liability of any other person to me or by your failure to notify me that a required payment has not been made. You may delay, fail to exercise, or waive any of your rights on any occasion without losing your entitlement to exercise the right at any future time, or on any future occasion. You will not be obligated to make any demand upon me, send me any notice, present my Application to me for payment or make protest of non-payment to me before suing to collect my Loan if I am in default, and to the extent

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permitted by applicable law, I hereby waive any right I might otherwise have to require such actions. Without losing any of your rights under this Note, you may accept late payments or partial payments. I will not send you partial payments marked “paid in full,” “without recourse” or with other similar language unless those payments are marked for special handling and sent to GL Beyond Income Fund, 400 Fifth Ave, 6th Floor, Waltham, MA 02451, or such other address you provide.

4. Communications – to the extent permitted by applicable law, and without limiting any other rights you may have, I agree, in order for you to service my account or to collect any amounts I owe, you may from time to time communicate with me, in connection with my Application or my Loan, using any phone number (including cellular telephone numbers) or e-mail address that I provided in the Application, or using any phone number (including cellular telephone numbers) or e-mail address that I provide in the future. I also consent to your communicating with the persons, if any, listed in my Application as employment and personal references. You may communicate with me using any current or future means of communication, including, but not limited to, automated telephone dialing equipment, artificial or pre-recorded voice messages, SMS text messages, e-mail directed to me at a mobile telephone service, or e-mail otherwise directed to me. YOU MAY USE SUCH MEANS OF COMMUNICATION EVEN IF I WILL INCUR COSTS TO RECEIVE SUCH PHONE MESSAGES, TEXT MESSAGES, E-MAILS OR OTHER MEANS. 5. I may not assign my Promissory Note (including my Application or any of its benefits or obligations). You may assign my Promissory Note (including my Application) at any time. The terms and conditions of my Promissory Note apply to, bind, and inure to the benefits of your successors and assigns.

6. If any provision of this Note is held invalid or unenforceable, that provision shall be considered omitted from this Note without affecting the validity or enforceability of the remainder of this Note. 7. A provision of this Note may only be modified if jointly agreed upon in writing by you and me.

8. Obligation to Pay Survives Death or Disability: I acknowledge that if I die or become disabled while any amount due under this Note remains unpaid, I am still obligated to repay my Loan.

9. All parties to this Promissory Note agree to fully cooperate and adjust all typographical, computer, calculation, or clerical errors discovered in any or all of the loan documents including the Promissory Note and the Disclosure Statement. In the event this procedure is used, I will be notified and receive a corrected copy of the changed document.

10. All payments on my Loan will be made in United States dollars, and if paid by check or draft, drawn upon a financial institution located in the United States.

11. My failure to receive a coupon book or statement whether electronically or by mail does not relieve me of my obligation to make any required loan payments in accordance with the terms and conditions of this Note.

12. Limits on Interest, Fees, Charges or Costs – If a law which applies to this loan and which sets maximum limits on interest, fees, charges, or costs collected or to be collected in connection with this loan exceed permitted limits, then: (a) Any such interest, fees, charges or costs shall be reduced by the amount necessary to comply with the permitted limits, and (b) Any sums already collected from me which exceed permitted limits will be refunded to me. You may choose to make the refund by reducing the amounts I owe under this Note.

13. I will remain liable to the holders of my Prior Credit Card Balances for the remaining balance on any underlying loan[s] that is not paid in full as part of this consolidation. Until I receive confirmation that my consolidation loan has been completed, I am responsible for making all student loan payments as scheduled by the holders of my Prior Credit Card Balances.

14. If I sign this Promissory Note electronically, then: (i) You agree to keep an electronic record of the signed Promissory Note and provide a printed copy to me upon request, and (ii) I agree to download and print a copy of this Promissory Note for my records when I sign it. I understand and agree that my electronic signature or a facsimile of my signature will be just as valid as my handwritten signature on a paper document.

N.	CERTIFICATIONS AND AUTHORIZATIONS OF BORROWER
1.	I declare under penalty of perjury under the laws of the United

States of America that the following is true and correct. I certify that the information contained in my Application is true, complete and correct to the best of my knowledge and belief and is made in good faith. I certify that the proceeds of my Loan will be used to pay off the credit card balances listed in my Application.

2. I authorize you or your agents to: (i) gather and share from time to time credit-related, employment and other information about me (including any information from the Promissory Note or about this Loan or my payment history) from and with consumer reporting agencies and others in accordance with applicable law; (ii) respond to inquiries from prior or subsequent lenders or holders or loan servicers with respect to my Loan and related documents; and (iii) release information and make inquiries to the persons I have listed in my Application as references. My authorization under this Paragraph N applies to this Loan, any future loans that may be offered to me, any updates, renewals or extensions of this Loan that may be offered to me, any hardship forbearance of this Loan or any future loans that may be requested of me, and for any review or collection of this Loan or any future loans that may be offered to me. I also authorize you to answer questions about your credit experience with me. I understand that a credit report is obtained for this loan request. If you agree to make this Loan to me, a consumer credit report may be requested or used in connection with renewals or extensions of any credit for which I have applied, reviewing my Loan, taking collection action on my Loan, or legitimate purposes associated with my Loan. If I live in a community property state, I authorize you to gather credit-related information from others about my spouse. If I ask you, you will tell me if you have requested information about me (or about my spouse if applicable) from a consumer reporting agency and provide me with the name and address of any agency that furnished you with a report.

3. I authorize you and your agents to verify my Social Security number with the Social Security Administration (SSA) and, if the number on my loan record is incorrect, then I authorize SSA to disclose my correct social security number to these persons.

4. I certify that I am a member in good standing of GL Advisor and that I have obtained a DMD, DDS, MD, DO, DVM or MBA degree from an accredited post-secondary institution that is eligible to participate in programs authorized under Title IV of the Higher Education Act.

O. ARBITRATION AGREEMENT – Please read carefully.

Except as expressly provided below, I agree that any claim, dispute or controversy arising out of or that is related to (a) my Loan, my Application, this Note (including, without limitation, any dispute over the validity, enforceability, arbitrability or scope of this Arbitration Agreement), my Disclosure Statement, or my acceptance of the Loan, or (b) any relationship resulting from my Loan, or any activities in connection with my Loan, or (c) the disclosures provided or required to be provided in connection with my Loan, or the underwriting, servicing or collection of my Loan, or (d) any insurance or other service related to my Loan, or (e) any other agreement related to my Loan or any such service, or (f) breach of this Note or any other such agreement, whether based on statute, contract, tort or any other legal theory (any “Claim”) shall be, at my or your election, submitted to and resolved on an individual basis by binding arbitration under the Federal Arbitration Act, 9 U.S.C. §§1 et seq. (the “FAA”) before the American Arbitration Association (AAA) under its Commercial Arbitration Rules including the Supplementary Procedures for Consumer-Related Disputes, in effect at the time the arbitration is brought, or before any other party that you and I agree to in writing, provided that such party must not have in place a formal or informal policy that is inconsistent and purports to override the terms of this Arbitration Agreement. The AAA Rules are available online at www.adr.org. For purposes of this Paragraph O, the terms

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“you,” “your,” “yours” and “Lender” include the Lender, any other subsequent holder of my Loan, and the officers, directors, and employees, and their affiliates, subsidiaries, and parents, and any officers, directors, and employees of such entities. These terms include any party named as a co-defendant with you in a Claim asserted by me, such as loan servicers or debt collectors. However, “Claim” does not include any individual action brought by me in small claims court or my state’s equivalent court, unless such action is transferred, removed or appealed to a different court.

RIGHT TO REJECT: I may reject this Arbitration Agreement by mailing a signed rejection notice to GL Beyond Income Fund, 400 Fifth Ave, 6th Floor, Waltham, MA 02451, within sixty (60) days after the first Disbursement Date. Any rejection notice must include my name, address, e-mail address, telephone number and loan or account number.

EFFECT OF ARBITRATION AWARD: Any state or federal court with jurisdiction and venue may enter an order enforcing this Arbitration Agreement, enter judgment upon the arbitrator’s award and/or take any action authorized under the FAA. For any arbitration-related proceedings in which courts are authorized to take action under the FAA, each party expressly consents to the non-exclusive jurisdiction or any state court of general jurisdiction or any state court of equity that is reasonably convenient to me, provided that the parties to any such judicial proceeding shall have the right to initiate such proceeding in a federal court or remove the proceeding to federal court if authorized to do so under applicable federal law.

IMPORTANT WAIVERS: IF EITHER YOU OR I CHOOSE ARBITRATION, NEITHER PARTY WILL HAVE THE RIGHT TO A JURY TRIAL, TO ENGAGE IN DISCOVERY, EXCEPT AS PROVIDED IN THE APPLICABLE ARBITRATION RULES, OR OTHERWISE TO LITIGATE THE DISPUTE OR CLAIM IN ANY COURT (OTHER THAN IN AN ACTION TO ENFORCE THE ARBITRATOR’S AWARD). FURTHER, I WILL NOT HAVE THE RIGHT TO PARTICIPATE AS A REPRESENTATIVE OR MEMBER OF ANY CLASS OF CLAIMANTS PERTAINING TO ANY CLAIM SUBJECT TO ARBITRATION. THE ARBITRATOR’S DECISION WILL BE FINAL AND BINDING. OTHER RIGHTS THAT YOU OR I WOULD HAVE IN COURT ALSO MAY NOT BE AVAILABLE IN ARBITRATION.

THE ARBITRATOR SHALL HAVE NO AUTHORITY TO ARBITRATE CLAIMS ON A CLASS ACTION BASIS AND CLAIMS BROUGHT BY OR AGAINST ME MAY NOT BE JOINED OR CONSOLIDATED WITH CLAIMS BROUGHT BY OR AGAINST ANY OTHER PERSON. If I reside in the U.S., any arbitration hearing shall take place within the federal judicial district in which I reside. If I reside outside the United States, I agree that any arbitration hearing shall take place in Wilmington, Delaware. Each party will bear the expense of its own attorneys, experts and witnesses, regardless of which party prevails, unless applicable law or this Note gives a right to recover any of those fees from the other party. If my claim is for $10,000 or less, you agree that I may choose whether the arbitration will be conducted solely on the basis of documents submitted to the arbitrator, through a telephonic hearing or by an in-person hearing as established by the AAA Rules. If my claim exceeds $10,000, the right to a hearing will be determined by the AAA rules. All fees and expenses of the arbitrator and administrative fees and expenses of the arbitration shall be paid by the parties as provided by the Commercial Arbitration Rules of the AAA governing the proceeding, including the Supplementary Procedures for Consumer-Related Disputes, to the extent applicable, or by specific ruling by the arbitrator, or by agreement of the parties. The arbitrator shall have the authority to award in favor of the individual party seeking relief all remedies permitted by applicable substantive law, including, without limitation, compensatory, statutory and punitive damages (subject to constitutional limits that would apply in court), and attorneys’ fees and costs. In addition, the arbitrator may award declaratory or injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted in that party’s individual claim. Upon the timely request of either party, the arbitrator shall write a brief explanation of the basis of his or her award. If the arbitrator determines that any claim or defense is frivolous or wrongfully intended to oppress the other party, the arbitrator may award sanctions in the form of fees and expenses reasonably incurred by the other party (including arbitration administration fees, arbitrator’s fees, and attorney, expert and witness fees), to the extent such fees and expenses could be imposed under Rule 11 of the Federal Rules of Civil Procedure.

GOVERNING LAW: This Arbitration Agreement is made pursuant to a transaction involving interstate commerce and shall be governed by the FAA, and not by any state law concerning arbitration. If I have a question about the American Arbitration Association, I can contact them as follows: American Arbitration Association, 1633 Broadway 10th Floor, New York, N.Y. 10019, 212-716-5800, www.adr.org.

SURVIVAL, SEVERABILITY: This Arbitration Agreement shall survive my full payment of the Loan, your sale or transfer of the Loan, any bankruptcy or insolvency, any Deferment or modification granted pursuant to this Note, any cancellation or request for cancellation of the Note or any disbursements under the Note. If any part or parts of this Arbitration Agreement are found to be invalid or unenforceable by a decision of a tribunal of competent jurisdiction, then such specific part or parts shall be of no force and effect and shall be severed, but the remainder of this Arbitration Agreement shall continue in full force and effect.

P. DISCLOSURE NOTICES

NOTICE TO CONSUMER. (For purposes of the following notice, the word “you” refers to the Borrower not the Lender) 1. DO NOT SIGN THE APPLICATION BEFORE YOU READ THIS NOTE. 2. YOU ARE ENTITLED TO A COPY OF THIS DOCUMENT. 3. YOU MAY PREPAY THE UNPAID BALANCE AT ANY TIME WITHOUT PENALTY AND MAY BE ENTITLED TO A REFUND OF UNEARNED CHARGES IN ACCORDANCE WITH LAW.

Notice to Borrowers Regarding Loan Sales

I understand that you may sell or otherwise transfer my loan without my consent. Should ownership of my loan be transferred, I will be notified of the name, address, and telephone number of the new lender if the address to which I must make payments changes. Sale or transfer of my loan does not affect my rights and responsibilities under this note.

CUSTOMER IDENTIFICATION POLICY NOTICE

To help the government fight the funding of terrorism and money laundering activities, U.S. Federal law requires financial institutions to obtain, verify and record information that identifies each person (individuals and businesses) who opens an account. What this means for you: When you open an account, we will ask for your name, address, date of birth and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

State Notices – I understand that the following notices are or may be required by state law and that these notices may not describe all of the rights that I have under state and federal law. Unless otherwise indicated, each notice applies or may apply to borrowers who live in the indicated state on the dates that they signed their Applications and to borrowers who are residents of that state.

FOR ALABAMA RESIDENTS: (For purposes of the following notice, the word “you” refers to the Borrower not the Lender) CAUTION – IT IS IMPORTANT THAT YOU THOROUGHLY READ THE CONTRACT BEFORE YOU SIGN IT.

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CALIFORNIA AND UTAH RESIDENTS: As required by California and Utah law, I am notified that a negative credit report reflecting on my credit record may be submitted to a credit reporting agency if I fail to fulfill my credit obligation terms.

CALIFORNIA RESIDENTS: I have the right to prohibit the use of information contained in my credit file in connection with transactions not initiated by me. I may exercise this right by notifying the consumer credit reporting agency. A married applicant may apply for a separate account. If you take any adverse action as defined by Section 1785.3 of the California Civil Code and the adverse action is based, in whole or in part, on any information contained in a consumer credit report, I have the right to obtain within 60 days a free copy of my consumer credit report from the consumer reporting agency which furnished you my consumer credit report and from any other consumer credit reporting agency which compiles and maintains files on consumers on a nationwide basis. I have the right as described by Section 1785.16 of the California Civil Code to dispute the accuracy or completeness of any information in a consumer credit report furnished by the consumer credit reporting agency.

IOWA RESIDENTS: If my Final Loan Amount is $25,000 or less, this is a consumer credit transaction.

IOWA RESIDENTS: NOTICE TO CONSUMER (For purposes of the following notice, the word “you” refers to the Borrower not the Lender). 1. Do not sign this paper before you read it. 2. You are entitled to a copy of this paper. 3. You may prepay the unpaid balance at any time without penalty and may be entitled to receive a refund of unearned charges in accordance with law.

MARYLAND RESIDENTS: You and I have agreed that this Credit Agreement is governed by federal law and the laws of California without regard to conflict of laws rules; if any court should nevertheless determine that this Note is subject to Maryland laws concerning credit, then only to the extent that Maryland law applies, You and I agree and elect that this Note is made under and governed by Subtitle 10, Credit Grantor Closed End Credit Provisions, of Title 123 of the Commercial Law Article of the Annotated Code of Maryland, except as preempted by federal law.

INDIANA RESIDENTS: If you prepay this Loan, under certain circumstances you may be eligible for a rebate of all or part of the Origination Fee in accordance with the Indiana Uniform Consumer Credit Code.

INDIANA AND MAINE RESIDENTS: The provisions of this Promissory Note regarding the payment of collection agency costs and court costs and where lawsuits must be filed do not apply to Maine and Indiana residents.

MASSACHUSETTS RESIDENTS: Massachusetts law prohibits discrimination based upon marital status or sexual orientation.

MISSOURI RESIDENTS: (For purposes of the following notice, the word “you” refers to the Borrower not the Lender). Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

MAINE, NEW YORK, RHODE ISLAND AND VERMONT RESIDENTS: A consumer report (credit report) may be obtained from a consumer-reporting agency (credit bureau) in connection with this loan. If I request it (1) I will be informed whether or not consumer reports were obtained, and (2) if reports were obtained, I will be informed of the names and addresses of the credit bureaus that furnished the reports. If you agree to make this loan to me, a consumer credit report may be requested or used in connection with renewals or extensions of any credit for which I have applied, reviewing my loan, taking collection action on my loan, or legitimate purposes associated with my loan.

NEBRASKA RESIDENTS: (For purposes of the following notice, “you” refers to the Borrower not the Lender). Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

NEW JERSEY RESIDENTS: The section headings of this Agreement are a table of contents and not contract terms. Portions of this Note with references to actions taken to the extent of applicable law apply to acts or practices that New Jersey law permits or requires. In this Note, acts or practices (i) by you which are or may be permitted by “applicable law” are permitted by New Jersey law, and (ii) that may or will be taken by you unless prohibited by “applicable law” are permitted by New Jersey law.

OHIO RESIDENTS: The Ohio laws against discrimination require that all creditors make credit equally available to all credit worthy customers, and that credit reporting agencies maintain separate credit histories on each individual upon request. The Ohio civil rights commission administers compliance with this law.

RHODE ISLAND RESIDENTS: This is a nonnegotiable promissory note.

UTAH RESIDENTS: This Note is the final expression of the agreement between me and you and it may not be contradicted by evidence of an alleged oral agreement.

Married WISCONSIN RESIDENTS: My signature on my Application confirms that this loan obligation is being incurred in the interest of my marriage or family. No provision of any marital property agreement (pre-marital agreement), unilateral statement under Section 766.59, Wisconsin Statutes, or court decree under Section 766.70, Wisconsin Statutes, adversely affects the interest of the Lender unless the Lender, prior to the time that the loan is approved, is furnished with a copy of the agreement, statement, or decree or has actual knowledge of the adverse provision when the obligation to the Lender is incurred. My spouse has actual knowledge that this credit is being extended to me.

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